UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 27, 2009 (May 15, 2008)
Date of Report (Date of earliest event reported)

AFTERSOFT GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27083	84-1108035
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Regus House, Herons Way, Chester Business Park
Chester, UK CH4 9QR
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: 011 44 124 489 3138

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

Aftersoft Group, Inc. (“we,” “us,” “our,” and the “Company”) is filing this Current Report on Form 8-K to report our receipt of certain waivers from ComVest Capital LLC (“ComVest”), in respect of our $5,000,000 term loan dated December 21, 2007, and the related amendments to our loan agreement documents. We had not previously described these matters under cover of this form as we did not initially consider the waivers to constitute material amendments to the loan agreement documents requiring disclosure under this item, although they have been discussed in our recent Form 10-K and Form 10-Qs.  However, we have since re-evaluated the materiality of the waivers following our receipt of certain comments from the Securities and Exchange Commission in connection with our recent filing of a registration statement, and accordingly are filing this Form 8-K to discuss these matters.  Each of the waivers and amendments are described below.

Item 1.01.   Entry Into A Material Definitive Agreement.

As previously disclosed, on December 21, 2007, we entered into a Revolving Credit and Term Loan Agreement (the “Loan Agreement”) with ComVest as lender, pursuant to which ComVest agreed to extend to us a $1,000,000 secured revolving credit facility and a $5,000,000 term loan. The Loan Agreement contains customary affirmative and negative covenants, including a covenant requiring that, at the end of any quarter of any fiscal year, the ratio of our (a) Earnings Before Interest, Depreciation, and Amortization (“EBIDA”) minus capital expenditures incurred to maintain or replace capital assets, to (b) debt service (all interest and principal payments), for the four (4) consecutive quarters then ended, is to be not less than 1.25 to 1.00 (the “EBIDA Ratio Covenant”).

May 15, 2008 Waiver and Amendment. Subsequent to March 31, 2008, we notified ComVest that we had incurred a loss of $1,897,000 for the three-month period ending March 31, 2008, and as a result, we had a ratio of EBIDA to debt service of (4.41):1.00, therefore violating the EBIDA Ratio Covenant. ComVest agreed to grant us a waiver for this violation. On May 15, 2008, we entered into a Waiver and Amendment (the “May 15, 2008 Waiver and Amendment”) pursuant to which ComVest granted us the waiver, and in consideration therefor, we reduced the exercise price for 1,000,000 of the warrants issued to ComVest in connection with the Loan Agreement from $0.3125 per share to $0.11 per share. As a result of ComVest granting us this waiver, we were not in violation of any loan covenants at March 31, 2008.

A copy of the May 15, 2008 Waiver and Amendment is attached hereto as Exhibit 10.1.

September 23, 2008 Waiver and Amendment. Subsequent to June 30, 2008, we advised ComVest that we had incurred a loss of $11,664,000 for the six-month period ending June 30, 2008, and that as a result had again violated the EBIDA Ratio Covenant with an EBIDA to debt service ratio of (2.26):1.00. ComVest agreed to provide us with another waiver. In connection therewith, we entered into a letter agreement amending the Loan Agreement (the “September 23, 2008 Waiver and Amendment”) and modifying the EBITDA Ratio Covenants. Pursuant to the September 23, 2008 Waiver and Amendment, the EBIDA Ratio Covenant was waived for the quarter ending September 30, 2008 and was reduced to 0.62:1.00 from 1.25:1.00 for the quarter ended December 31, 2008. Additionally, the EBIDA Ratio Covenant was reset for future quarters to 0.71:1.00 for the four quarters ended March 31, 2009; 0.50:1.00 for the four quarters ended June 30, 2009; and 1.25:1.00 for the four quarters ended on or after September 30, 2009. Additionally, ComVest agreed to delay the commencement of the loan amortization related to the Term Note for one year, from January 1, 2009 to January 1, 2010. In consideration for these modifications, we reduced the exercise price related to 2,000,000 of the warrants issued to ComVest in connection with the Loan Agreement from $0.39 to $0.11. As a result of these amendments, we were not in violation of any loan covenants at June 30, 2008.

A copy of the September 23, 2008 Waiver and Amendment is attached hereto as Exhibit 10.2.

February 10, 2009 Waiver and Amendment. Subsequent to the end of the quarter ended December 31, 2008, we advised ComVest that we had incurred a net loss of $5,349,000 for the six month period ended December 31, 2008, and that as a result, our ratio of EBIDA to debt service was (1.41):1.00 in violation of the amended EBIDA Ratio Covenant. ComVest agreed to extend an additional waiver of this covenant, which was granted on February 10, 2009, under a Waiver and Amendment #2 letter agreement (the “February 10, 2009 Waiver and Amendment”).  In consideration for the waiver, we agreed to increase the interest rate on the $1,000,000 Credit Facility from 9.5% to 11%. As a result of ComVest granting us this waiver, we were not in violation of any loan covenants at December 31, 2008. If we restore compliance with the EBIDA Ratio Covenant as of the close of any quarter ending on or after March 31, 2009, then the annual interest rate will be restored to 9.5%, effective as of the first day of the calendar month next succeeding our demonstrated quarter-end compliance with such covenant.

A copy of the February 10, 2009 Waiver and Amendment is attached hereto as Exhibit 10.3.

The foregoing summaries of the terms of the May 15, 2008 Waiver and Amendment, September 23, 2008 Waiver and Amendment and February 10, 2009 Waiver and Amendment are qualified in their entirety by reference to the complete documents,  copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits

Exhibit No.	Description
10.1	May 15, 2008 Waiver and Amendment
10.2	September 23, 2008 Waiver and Amendment
10.3	February 10, 2009 Waiver and Amendment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 27, 2009	AFTERSOFT GROUP, INC.

	By:	/s/ Ian Warwick
Name: Ian Warwick Title: Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	May 15, 2008 Waiver and Amendment
10.2	September 23, 2008 Waiver and Amendment
10.3	February 10, 2009 Waiver and Amendment